EXHIBIT 99.1

Altavista, VA July 10, 2007 — The Board of Directors of Pinnacle Bankshares Corporation (OTCBB: PPBN) declared a regular quarterly cash dividend of $0.15 per share on July 10, 2007 payable August 3, 2007 to shareholders of record July 20, 2007. Pinnacle Bankshares is the holding company for The First National Bank of Altavista.

The $0.15 per share rate represents a 7.14% increase over the $0.14 per share dividend paid in this same quarter one year ago and maintains the same rate per share paid in the previous quarter.

“We are pleased to share a representative level of our earnings with our shareholders in this fashion,” remarked Rob Gilliam, President and CEO of both the holding company and the bank.

Pinnacle Bankshares expects to release its second quarter earnings by the end of July.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Bedford County at Forest. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. First National Bank opened a new branch in Amherst, Virginia in November 2006.

CONTACT:    Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com